Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of March 7, 2007 (the “Effective Date”), by and between Amylin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Daniel M. Bradbury (the “Executive”).  The Company and the Executive are hereinafter collectively referred to as the “Parties” and individually referred to as a “Party”.

The Company desires to retain the Executive’s experience, skills, abilities, background and knowledge and is therefore willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

The Executive desires to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in this Agreement.

The Company and the Executive are parties to that certain Employment Succession Agreement dated June 1, 2006 (the “Prior Agreement”) and desire to amend and restate the Prior Agreement in its entirety.

Agreement

In consideration of the foregoing recitals and the mutual promises and covenants herein contained and for other good and valuable consideration the Parties, intending to be legally bound, agree as follows:

1.                             Employment.

1.1                               Title.  The Executive shall have the title of Chief Executive Officer and President of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) may from time to time prescribe.  The Executive shall also serve as a member of the Board subject to the terms of this Agreement.

1.2                               Duties.  The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Chief Executive Officer and President, consistent with the bylaws of the Company and as required by the Board.

1.3                               Location.  Unless the Parties otherwise agree in writing, the Executive shall perform services pursuant to this Agreement at the Company’s offices located in San Diego, California; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

2.                             Loyal And Conscientious Performance; Noncompetition.

2.1                               Loyalty.  During the Executive’s employment by the Company the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.

2.2                               Non-competition.  Except with the prior written consent of the Board, the Executive will not, while employed by the Company, or during any period during which Executive is receiving compensation or any other consideration from the Company, including, but not limited to, benefits provided pursuant to the benefit plans described in Section 3.6 herein, engage in competition with the Company and/or any of its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during Executive’s employment by the Company (collectively, “Affiliates”) either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.

2.3                               Agreement not to Participate in Company’s Competitors.  During his employment by the Company, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates.  Ownership by the Executive, as a passive investment, of less than 2% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this Section.

3.                             Compensation.

3.1                               Base Salary.  Effective immediately, the Company shall pay the Executive a base salary of $575,000.00 per year, payable in regular periodic payments in accordance with Company policy.  Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.  The Compensation Committee of the Board (the “Compensation Committee”) will review the Executive’s salary on an annual basis and determine, in its exclusive discretion, whether other changes are appropriate.

3.2                               Discretionary Bonus.  In addition to the Executive’s base salary, the Executive will be eligible to receive bonuses pursuant to the Company’s Executive Cash Bonus Plans as they may be established and in effect from time to time.  The Executive’s bonus target for 2007 will be 100% of base salary.

3.3                               Stock Option.  In connection with and upon the Executive’s assumption of the additional duties prescribed by this Agreement, the Executive shall be granted an option to purchase 450,000 shares of the Company’s stock (the “Option”).  The Option shall be an incentive stock option to the extent permitted by applicable tax laws and shall be governed by the terms of the Company’s 2001 Equity Incentive Plan and related Option Grant Notice (the “Plan”).  The Option shall vest over 4 years so long as the Executive remains employed by the Company, with 25% vesting on the first anniversary of this Agreement and the balance vesting 1/48th on the final day of each month thereafter during the following 3 year period.

3.4                               Periodic Option Grants.  The Executive shall be eligible to receive stock option grants periodically based upon corporate performance, as determined by the Board in its exclusive discretion.

3.5                               Employment Taxes.  All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.6                               Benefits.  The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees, including but not limited to:  the Company’s Change in Control Employee Severance Benefit Plan, Deferred Compensation Plan, 401K Savings Plan, Employee Stock Purchase Plan, group health insurance, disability insurance, life insurance, and paid personal leave.

4.                             Term.

4.1                               At-Will Employment.  The Executive shall be employed at will.  Either the Executive or the Company may terminate this Agreement and the employment relationship at any time, with or without notice, for any reason or no reason.  Upon the termination of the Executive’s employment the Executive agrees to immediately resign from the Board.

4.2                               Termination by the Company Without Cause or Resignation by the Executive for Good Reason.

(a)                            If the Executive is terminated by the Company without Cause (as defined below) or resigns for Good Reason (as defined below), then the Company shall pay the Executive his base salary and accrued and unused vacation benefits earned in accordance with Company policies through the date of such termination or resignation at the rate in effect at the time thereof.  In addition, upon the Executive’s delivery to the Company of an effective Release and Waiver in the form attached hereto as Exhibit A within 21 days of such termination or resignation, the Executive shall be entitled to the following benefits:  (i) severance pay in the form of a one-time lump sum payment (the “Severance Pay”) equal to the greater of (a) 12 months of the Executive’s then current base salary plus the bonus the Executive would have earned if the Executive had been employed by the Company from the date of such termination or resignation through the end of the fiscal year of the Company in which such termination or resignation occurs at the full target bonus in effect at the time of such termination or resignation and (b) other such amount as may be determined by the Compensation Committee in its sole discretion, (ii) provided that the Executive makes a timely election for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement through the date that is 12 months following such termination or resignation of medical and dental insurance premiums applicable to continued coverage for the Executive under the Company’s medical and dental plans as in effect on the date of such termination or resignation at the full beneficiary and dependent levels then in effect and (iii) reimbursement through the date that is 12 months following such termination or resignation of the cost of the Employee’s continued life and disability insurance costs, to the extent that such coverage is reasonably similar to that in effect at the date of such termination or resignation.

(b)                                  If, at the time of termination of the Executive’s employment by the Company without Cause or the Executive’s resignation for Good Reason, the Executive is not serving as a Board member and is not otherwise serving as a consultant to the Company, or if at the time of such termination or resignation the Executive is continuing to serve as a Board member or is otherwise serving as a consultant to the Company but during the 12 month period following such termination or resignation, the Executive ceases to serve as a Board member and is not otherwise serving as a consultant to the Company, then, unless the Executive fails to deliver to the Company an effective Release and Waiver in the form attached hereto as Exhibit A within 21 days of such termination or resignation, effective as of immediately prior to such termination, resignation, cessation of service as a Board member or cessation of other service as a consultant to the Company, as applicable, and until the date that is 12 months following such termination or resignation, the Executive shall serve as a consultant to the Company pursuant to this paragraph (b) with respect to such general business matters as may be reasonably agreed to by the Executive and the Company.  Such service by the Executive as a consultant shall be performed solely in consideration of the covenants of the Company set forth in this Section 4.2 and for no additional consideration.  Any work product or inventions generated by the Executive during such service as a Consultant shall be deemed work for hire and shall be the property of the Company.

(c)                               For purposes of this Section 4.2:

(A)                          “Cause” means that, in the reasonable determination of the Company, the Executive has (i) been convicted of or pleaded guilty or nolo contendere to a felony or any crime involving moral turpitude or dishonesty; (ii) participated in a fraud or act of dishonesty against the Company; (iii) willfully and materially breached a Company policy; (iv) intentionally damaged the Company’s property; (v) willfully and materially breached his Proprietary Information and Inventions Agreement with the Company; (vi) engaged in conduct that, in the reasonable determination of the Company, demonstrates gross unfitness to serve; or (vii) repeatedly failed to satisfactorily perform job duties to which he previously agreed in writing.  The conduct described under clauses (iii), (vi) and (vii) above will only constitute Cause if such conduct is not cured within 90 days after the Executive’s receipt of written notice from the Company or the Board specifying the particulars of the conduct that may constitute Cause; and

(B)                          “Good Reason” means the Executive voluntarily terminates his employment with the Company within 30 days after any of the following are undertaken without Cause and without the Executive’s express written consent:  (i) the Company changes the Executive’s employment title such that the Executive is no longer Chief Executive Officer of the Company; or (ii) the Company relocates its principal executive offices to a location more than fifty (50) miles from the location at which the Executive was performing his duties immediately prior to such relocation (excluding in any case travel on the Company’s business consistent with the Executive’s duties as Chief Executive Officer of the Company).

(d)                                  If the Company determines that the Severance Pay fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code.  (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Internal Revenue Code, and the regulations and other guidance thereunder, to any such payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”)  However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Internal Revenue Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code.  The Company may attach conditions to or adjust the amounts paid pursuant to this Section 4.2 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 4.2; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.

4.3                               Termination by Reason of Death or Complete Disability.  The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death or Complete Disability.  “Complete Disability” shall mean the Executives’ inability to perform his duties under this Agreement because he has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the Executive’s inability to perform his duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated him from satisfactorily performing all of his usual services for the Company for a period of at least ninety (90) days during any twelve (12) month period (whether or not consecutive).  Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

4.4                               Termination of Employment other than by the Company without Cause or Resignation by the Executive for Good Reason.  If the Executive’s employment with the Company terminates for any reason other than termination by the Company without Cause or resignation by the Executive for Good Reason, the Company shall pay the Executive his base salary and accrued and unused vacation benefits earned through the date of such termination or resignation at the rate in effect at the time of such termination or resignation, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

4.5                               Survival of Certain Provisions; Withholding.  Section 5, and to the extent applicable, Section 2.2, shall survive the termination of this Agreement.  Any and all benefits payable to the Executive under this Section 4 shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

5.                             Confidential And Proprietary Information; Nonsolicitation.

5.1                               Proprietary Information and Inventions Agreement.  As a condition of employment the Executive agrees to comply with the Company’s standard Proprietary Information and Inventions Agreement.

5.2                               Protection of Trade Secrets.  While employed by the Company and for one year thereafter, the Executive agrees that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

6.                             Assignment And Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.                             Choice Of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

8.                             Integration.

This Agreement, including the Proprietary Information and Inventions Agreement, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties including without limitation the Prior Agreement.  To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement, the Proprietary Information and Inventions Agreement controls.

9.                             Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Chairman of the Board.

10.                      Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.                      Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

12.                      Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and have consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.                      Representations And Warranties.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

14.                      Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

15.                      Litigation Costs.

Should any claim be commenced between the Parties or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the Party prevailing in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for that Party’s attorney’s fees in such action.

In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

AMYLIN PHARMACEUTICALS, INC.

Dated:	March 7, 2007	By:	/s/ Joseph C. Cook, Jr.
Joseph C. Cook, Jr.
Chairman of the Board

Dated:	March 7, 2007	By:	/s/ Daniel M. Bradbury
Daniel M. Bradbury

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 4.2 of that certain Employment Agreement dated March 1, 2007 (the “Employment Agreement”), to which this form is attached, I, Daniel M. Bradbury, hereby furnish Amylin Pharmaceuticals, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have 21 days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven day revocation period has expired.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement with the Company.  Pursuant to my Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information & Inventions Agreement.

This Release and Waiver, including my Proprietary Information and Inventions Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
DANIEL M. BRADBURY